UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                     Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TECO Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 9, 2015

****** PLEASE VOTE TODAY ******

Dear Shareholder:

We have previously distributed to you proxy materials for the Special Meeting of Shareholders of TECO Energy, Inc. to be held on December 3, 2015.

According to our latest records we have not yet received your vote. If you have since voted your shares, thank you for voting. The Special Meeting is now only a short time away. It is important that you provide your voting instructions as soon as possible in order to make sure that your shares will be voted at the meeting as you desire. If you hold your shares in the name of a brokerage firm, your broker cannot vote your shares on these proposals unless they receive your specific instructions.

If the merger described in the proxy statement is completed, you will be entitled to receive consideration equal to $27.55 in cash, without interest and less any applicable withholding taxes, for each share of TECO Energy’s common stock that you own.

We encourage you to vote as recommended by the Board of Directors, who have recommended that you vote FOR each of the three proposals on the ballot.

Information on how to provide your voting instructions has been included with this letter.

Your vote is important, and we encourage you to vote today by Internet, phone, or by returning the enclosed voting form.

Thank you for your cooperation and continued support.

Sincerely,

John B. Ramil

President and Chief Executive Officer

TECO ENERGY, INC.	WWW.TECOENERGY.COM
P. O. BOX 111 TAMPA, FL 33601-0111 (813) 228-4111	AN EQUAL OPPORTUNITY COMPANY